Exhibit 20

NOTICE TO U.S. STOCKHOLDERS

OF

DISTRIBUCIÓN Y SERVICIO D&S S.A.

THE OFFER DESCRIBED IN THIS U.S. SUPPLEMENT AND IN THE ATTACHED CHILEAN PROSPECTUS (THE “PROSPECTUS) AND NOTICE OF COMMENCEMENT THAT FOLLOW (HEREINAFTER, THE “OFFER” OR “TENDER OFFER”) IS MADE FOR THE SECURITIES OF A COMPANY LOCATED IN CHILE. U.S. STOCKHOLDERS SHOULD BE AWARE THAT THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF THE REPUBLIC OF CHILE THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

Dear U.S. Holder of Common Stock and/or American Depositary Shares:

Inversiones Australes Tres Limitada (“Bidder”), an indirectly wholly owned subsidiary of Wal-Mart Stores, Inc. (“Wal-Mart”), is offering to purchase any and all of the outstanding shares of common stock (the “Shares”) and American Depositary Shares (the “ADSs”) of Distribución y Servicio D&S S.A. (the “Company”) that are not owned by the Bidder, including Shares and ADSs owned by holders resident in the United States (“U.S. Holders”), for (i) $0.408 net per Share, payable in U.S. dollars, or, at the option of a U.S. Holder of Shares, in an equivalent amount in Chilean pesos calculated using the average of the dólar observado exchange rates published by the Banco Central de Chile in the Diario Oficial de la Republica de Chile for the six consecutive business day period ending on the business day that the Offer is paid in Chile (which is four business days after publication of the Notice of Outcome referred to in the Prospectus (the “Payment Date”)) or, as applicable, (ii) $24.48 net per ADS, payable only in U.S. dollars.

This Offer represents a follow-on Offer to the Bidder’s tender offer that concluded successfully with the publication of the Notice of Outcome dated January 25, 2009 that resulted in the Bidder acquiring directly or indirectly (through ADSs) 58.2882% of the capital stock of the Company. This follow-on Offer therefore relates to 2,719,609,749 shares (including shares subject to ADSs), representing 41.7118% of the outstanding capital stock of the Company.

The follow-on Offer is being made in reliance on the exemption from certain requirements of Regulation 14D and Regulation 14E of the U.S. Securities Exchange Act of 1934, as amended, provided by Rule 14d-1(c). Accordingly, we are providing you with this U.S. Supplement because the follow-on Offer is subject to disclosure requirements and takeover laws and regulations of the Republic of Chile that are different from those of the United States. As such, the Prospectus and Notice of Commencement accompanying this U.S. Supplement have been prepared in accordance with Chilean format and style that differ from the format and style typically used in offering documents filed with the U.S. Securities and Exchange Commission, and this U.S. Supplement is designed to assist U.S. Holders to better understand the follow-on Offer and to assist U.S. Holders in deciding whether to participate in the follow-on Offer.

We urge you to read carefully the following U.S. Supplement, which is provided for the benefit of U.S. Holders and holders of ADSs, and the accompanying Prospectus and Notice of Commencement, because the information in this U.S. Supplement alone does not contain all of the information you should consider before tendering your Shares and ADSs. Additional important information is contained in the accompanying Prospectus and Notice of Commencement, and in the Form of Acceptance and ADS Letter of Transmittal related to this U.S. Supplement.

Kind regards,

Inversiones Australes Tres Limitada

Wal-Mart Stores, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, CHILEAN TIME, WHICH CORRESPONDS TO 10:00 P.M. NEW YORK CITY TIME, ON MARCH 25, 2009,

UNLESS THE OFFER IS EXTENDED

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “Commission”), or any state securities commission, the Superintendencia de Valores y Seguros (the “SVS”) or the securities regulatory authorities of any other jurisdiction, nor has the Commission, or any state securities commission, the SVS or the securities regulatory authorities of any other jurisdiction passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This U.S. Supplement, the Prospectus and Notice of Commencement contain “forward-looking” statements. Those forward-looking statements include, but are not limited to, statements as to plans for the Company, statements as to expectations regarding whether the Offer will be consummated on schedule or at all, and statements as to the funding of future expenditures and investments. Those forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in those forward-looking statements. Such factors include, but are not limited to, the effect of general economic conditions, changes in interest rates or currency exchange rates, the behavior of other market participants and the actions of government regulators. The Bidder does not undertake any obligation to release publicly any revisions to those forward-looking statements to reflect events or circumstances after the date of this U.S. Supplement, Prospectus and Notice of Commencement or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

SUMMARY

The following are answers to some of the questions you, as a U.S. Holder of Shares and/or ADSs, may have concerning the Offer.

Who is offering to buy my securities?

Bidder is offering to buy your securities. We are a limited liability company (sociedad de responsabilidad limitada) organized and existing under the laws of the Republic of Chile. As a result of its initial tender offer that was completed in January 2009, Bidder currently owns 58.2882% of the Company’s common stock. Bidder is an indirectly wholly owned subsidiary of Wal-Mart, a publicly held stock corporation organized and existing under the laws of the State of Delaware in the United States. Wal-Mart is the world’s largest retailer as measured by total net sales and operates in all 50 states of the United States, Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom, and through a joint venture, in India. As a result of its ownership stake in the Company resulting from the initial tender offer, Wal-Mart also operates in Chile.

What are the classes and amounts of securities sought in the Offer in the U.S.?

We are offering to purchase any and all of the outstanding Shares held by U.S. Holders, and any and all of the outstanding ADSs, that are not owned by Bidder.

Why are you offering to purchase the Shares and/or ADSs?

This Offer is a means to increase Bidder’s ownership stake in the Company. In addition, this Offer is being made pursuant to the requirements of Chilean corporate law, which provide that if a purchaser or any group of which a purchaser is deemed to be a part for such purposes gain possession of 66 2/3 % or more of the issued shares with voting rights of a public company, the purchaser is obliged to make a tender offer for the remaining shares.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

We are offering to pay, net to you in cash and without any interest, (i) $0.408 per Share, payable in U.S. dollars or, at the option of a U.S. Holder of Shares, in an equivalent amount in Chilean pesos calculated using the average of the dólar observado exchange rates published by the Banco Central de Chile in the Diario de La Republica de Chile for the six business day period ending on the Payment Date or, as applicable, (ii) $24.48 per ADS, payable only in U.S. dollars. If you are the record owner of your Shares or your ADSs and you tender your Shares or your ADSs to us, you will not have to pay brokerage fees or similar expenses. If you own your Shares or your ADSs through a broker or other nominee, and your broker or nominee tenders your Shares or your ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Do you have the financial resources to make payment?

The amount of funds needed to purchase all of the Shares and ADSs in the Offer is estimated at approximately US$1.110 billion. The Offer is not conditioned upon any financing arrangements. Wal-Mart and/or its affiliates currently intend to provide Bidder with the necessary funds from working capital.

Is your financial condition relevant to my decision to tender in the Offer?

We do not believe that our financial condition, or the financial condition of Wal-Mart, is relevant to your decision whether to tender your Shares and/or your ADSs and accept the Offer because:

•

the form of payment that you will receive consists solely of cash and, if you tender into the Offer and receive payment for your Shares and/or your ADSs, you will have no continuing equity interest in the Company or in Wal-Mart or any of its other affiliates;

•	the Offer is not subject to any financing condition; and

•	the Offer is being commenced for all of the outstanding Shares and ADSs that are not owned by Bidder.

Does the Company support the Offer?

As of the date hereof, the Board of Directors of the Company has not taken a position with respect to the Offer. The laws of the Republic of Chile do not require that the Board of Directors of the Company take any position with respect to the Offer, except that each member of the Board of Directors has to deliver, within five business days from the commencement of the Offer, an opinion as to whether tendering into the Offer is in the best interest of holders of Shares.

How long do I have to decide whether to tender in the Offer?

The Offer and withdrawal rights will expire at 12:00 midnight, Chilean time, which corresponds to 10:00 p.m. New York City time, on March 25, 2009, unless the Offer is extended. There is no guaranteed delivery procedure for the tendering of Shares or ADSs into the Offer.

Can the Offer be extended and under what circumstances?

Yes. Under Chilean law, the Offer may be extended one time for a period of between 5 to 15 calendar days. The maximum time period that a Chilean tender offer can remain open is 45 calendar days. We expressly reserve the right, in our sole discretion but subject to applicable law, to extend the period of time during which the Offer remains open.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Georgeson Inc, our Information Agent, IM Trust S.A. Corredores de Bolsa (“IM Trust”), who is acting as the share receiving agent (the “Share Receiving Agent”), and Computershare Trust Company, NA (“Computershare”), who is acting as the ADS receiving agent (the “ADS Receiving Agent”) for the tender of ADSs and the forwarding agent (the “Forwarding Agent”) for the tender of Shares. We also will make a public announcement of the extension.

How do I tender my Shares in the Offer?

U.S. Holders who wish to tender their shares in the Offer must comply with requirements set forth below under the caption “Procedures for Accepting the Offer — U.S. Holders of Shares.”

How do I tender my ADSs in the Offer?

U.S. Holders who wish to tender their ADSs in the Offer must comply with the requirements set forth below under the caption “Procedures for Accepting the Offer — Holders of ADSs.”

Until what time can I withdraw previously tendered ADSs or Shares of the Company?

You can withdraw ADSs or Shares from the Offer at any time until midnight Chilean time on the expiration date which corresponds to 10:00 p.m. New York City time on March 25, 2009. Furthermore, should Bidder not publish the Notice of Outcome on the third day following the expiration of the Offer, holders may withdraw their acceptances from such third date until the publication date of such notice.

How do I withdraw previously tendered Shares and/or ADSs?

To withdraw Shares or ADSs, you must deliver a written notice of withdrawal, or a copy of one, with the required information to the Share Receiving Agent or the ADS Receiving Agent, as applicable, while you still have the right to withdraw the Shares or ADSs. Withdrawn Shares and ADSs may be retendered by again following one of the procedures described in this U.S. Supplement and in the Prospectus and Notice of Commencement, at any time until the Offer has expired.

When and how will I be paid for my tendered Shares and/or ADSs?

Upon the terms and subject to the conditions of the Offer, the Bidder will accept for payment and pay for all Shares and ADSs validly tendered before the scheduled expiration date of the Offer and not properly withdrawn.

Payment will be made starting on the fourth business day after the publication of the Notice of Outcome, which shall be published three days after the expiration of the Offer.

We will pay for your Shares and/or ADSs that are validly tendered and not properly withdrawn by depositing the purchase price with the Share Receiving Agent or the ADS Receiving Agent, as applicable, which will act as receiving agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Share Receiving Agent of a properly completed and duly executed Form of Acceptance and other documents as set forth in the Prospectus. Payment for tendered ADSs will be made only after timely receipt by the ADS Receiving Agent of certificates for such ADSs and a properly completed and duly executed ADS Letter of Transmittal and any other required documents as set forth in the Prospectus (or of a confirmation of a book-entry transfer of such ADSs).

Do I have statutory put rights?

No. You do not have any statutory put rights under Chilean law.

Do I have statutory appraisal rights in the Offer?

No. Chilean corporate law does not provide for appraisal rights in the case of a tender offer. However, it does provide that if Bidder or any group of which Bidder is deemed to be a part gains possession of 66 2/3% or more of the issued shares with voting rights of a public company, Bidder will be obliged to make a tender offer for the remaining shares. The price offered for the shares in such subsequent tender offer cannot be lower than the U.S. dollar price applicable to the transaction giving rise to Bidder gaining possession of 66 2/3 % or more of the issued shares with voting rights. This follow-on Offer is being effected in accordance with such requirements under Chilean law.

Will the Offer be followed by a merger?

Bidder does not have any present plans to effect a merger following the completion of the Offer.

What could happen to any Shares or ADSs of the Company remaining after the Offer?

Bidder is seeking any and all of the Shares that it does not currently own, including Shares represented by the ADSs, in the Offer. However, there may be Shares and ADSs of the Company that remain outstanding following completion of the Offer. We do not have any current plans to effect a merger of the Company following the completion of the Offer. Bidder may, however, from time to time seek (or cause one of its affiliates to seek) to acquire additional outstanding Shares or ADSs not owned by Bidder and its affiliates, including, subject to applicable law, by means of one or more tender offers, open market purchases or negotiated transactions.

If I decide not to tender, how will the Offer affect my Shares and/or ADSs?

In light of the high rate of tender into the initial tender offer, investors should consider that the recent public trading market in the United States has been limited and may be reduced further as a result of this Offer. In fact, since the Company had an insufficient number of ADSs held by non-affiliates of the Company following the Bidder’s initial tender offer to satisfy continued listing standards of the New York Stock Exchange (“NYSE”), the NYSE delisted the ADSs effective as of February 9, 2009. As a result, holders of ADSs should carefully consider whether to surrender ADSs for underlying common stock or participate in this follow-on Offer. Similarly, as previously disclosed, the initial tender offer has substantially reduced the number of Shares currently held by the public. After this follow-on Offer, the number of Shares which are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. If an active trading market for the ADSs does not resume or if an active trading market for the Shares is not maintained, the market price and liquidity of the ADSs or Shares may be adversely affected. In that case, you may not be able to sell your ADSs or Shares at a particular time, or you may not be able to sell your ADSs or common stock at an active market generated price or at all.

Will the Company continue as a public company?

The NYSE delisted the ADSs effective as of February 9, 2009 since the Company had an insufficient number of ADSs held by non-affiliates following the Bidder’s initial tender offer to satisfy continued listing standards of the NYSE. Although there are no present plans to do so, if permitted by applicable laws and rules of the Commission, and depending on the level of acceptance of the follow-on Offer, upon consummation of the follow-on Offer, Bidder and its affiliates may consider causing the Company to effect one or more of the following (a) suspend the Company’s obligation to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until termination of registration thereunder, (b) terminate the registration of the ADSs and common stock under the U.S. federal securities laws or (c) terminate the Company’s ADS facility.

Following completion of the initial tender offer, Bidder beneficially owned approximately 58.2882% of the Shares, Felipe Ibáñez Scott and Nicolás Ibáñez Scott and their affiliates, who controlled the Company prior to the initial tender offer, together beneficially owned approximately 40.0886% of the Shares. After the follow-on Offer, an evaluation of the number of ADSs outstanding will be conducted, the potential for conversion of ADSs to common stock will be evaluated and an analysis of the number of holders of ADSs, as well as the number of holders of Shares, will be conducted. Although there are no present plans to do so, if permitted by applicable laws and rules of Chilean authorities, and depending on the level of acceptance of the follow-on Offer and the resulting number of holders of Shares, Bidder and its affiliates may propose that the Company and its shareholders consider terminating the Company’s listing and public company status in Chile. In that circumstance, if you continue to hold ADSs or Shares, there will be no trading market, and you likely will be unable to sell such securities at an active market generated price or possibly at all. The likely limited trading market following the Offer and the possibility in certain circumstances of future action by the Company to terminate listing and public company status should be taken into account in deciding whether to participate in the follow-on Offer.

What are the material U.S. federal income tax consequences if I tender my Shares and/or ADSs?

Generally, if you are a U.S. Security Holder (as defined below under the caption “U.S. Federal Income Tax Consequences”), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares and/or ADSs you tender and you may be subject to applicable state or local law. If you are a U.S. Security Holder who is tendering Shares (but not ADSs) you may also be subject to Chilean income taxation when you receive cash from us in exchange for the Shares. You should consult your tax advisor about the particular effect the Offer will have on you.

Who can I talk to if I have questions about the Offer?

You can call Georgeson Inc., our Information Agent, toll free at (888) 350-3512.

The attached Prospectus and Notice of Commencement and the Form of Acceptance and ADS Letter of Transmittal related to this U.S. Supplement contain important information and should be read carefully in their entirety before any decision is made with respect to the Offer.

Mechanics for Accepting and Tendering Shares /ADSs by U.S. Holders

Acceptance for Payment.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Bidder will accept for payment and pay for all Shares and ADSs validly tendered before the scheduled expiration date of the Offer and not properly withdrawn. For purposes of the Offer, Bidder shall be deemed to have accepted for payment tendered Shares and ADSs when and if Bidder gives oral or written notice to the Share Receiving Agent and the ADS Receiving Agent, as applicable, of its acceptance of the tenders of such Shares and ADSs. Payment for Shares and ADSs accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Share Receiving Agent, which will act as agent for the tendering holders of Shares or the ADS Receiving Agent, which will act as agent for the tendering holders of ADSs, as applicable, for the purpose of receiving payments from Bidder and transmitting such payments to tendering holders of Shares and holders of ADSs, as the case may be. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Share Receiving Agent of a properly completed and duly executed Form of Acceptance and all required documents set forth in the Prospectus. Payment for ADSs accepted for payment pursuant to the Offer will be made only after timely receipt by the ADS Receiving Agent of ADRs evidencing such tendered ADSs or book-entry transfer of such tendered ADSs, together with a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message (as defined below) confirming transfer of such tendered ADSs into the ADS Receiving Agent’s account at the Book-Entry Transfer Facility. Under no circumstances will interest be paid by Bidder on the purchase price paid for Shares and ADSs pursuant to the Offer regardless of any delay in making such payments or extension of the expiration date.

If any tendered Shares and/or ADSs are not purchased pursuant to the Offer for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted for more Shares and/or ADSs than are tendered, certificates for such unpurchased or untendered Shares and/or ADSs will be returned (or, in the case of ADSs tendered by book-entry transfer, such ADSs will be credited to the appropriate account), without expense to the tendering holder, promptly following the expiration or termination of the Offer.

Bidder’s acceptance for payment of the Shares and/or ADSs tendered pursuant to the Offer will constitute a binding agreement between each tendering holder of Shares and/or ADSs and Bidder upon the terms and subject to the conditions of the Offer. If you are in any doubt about the procedures for tendering your Shares and/or ADSs into the Offer, please telephone the Information Agent at its telephone number.

Procedures for Accepting the Offer — U.S. Holders of Shares.

Any U.S. Holder who holds Shares and who desires to accept the Offer in respect of all or any portion of such holder’s Shares should do as follows:

U.S. Holders who wish to accept the Offer must tender their Shares prior to the expiration of the Offer, 12:00 midnight, Chilean time, which corresponds to 10:00 p.m. New York City time, on March 25, 2009, unless the Offer is extended.

Shares accepted in the Offer must be registered in the name of the holder, fully paid and free of any liens.

U.S. Holders of Shares who wish to accept the Offer shall do so only during the effective term thereof, by means of a written order to sell their Shares, subject to the terms and conditions of the Offer, which shall be directly delivered to the Share Receiving Agent or the Forwarding Agent, who in turn shall deliver them to the

Share Receiving Agent. Acceptance shall be delivered from Monday to Friday from 9:00 a.m. until 5:30 p.m. Chilean time (except on the expiration date, when the term shall be until 12:00 midnight Chilean time), by delivering a Form of Acceptance to the Share Receiving Agent, for the total number of Shares intended to be sold.

A properly completed and duly executed Form of Acceptance (or copy thereof, provided the signature is original) and other documents required by the Form of Acceptance must be received by the Share Receiving Agent at its addresses set forth on the back cover of the U.S. Supplement.

Moreover, the following documents are to be delivered to the Share Receiving Agent:

(i) the original stock certificate/s held by it and/or a certificate to be issued to such effect by the department of shares in the Company evidencing that the stock certificates is/are deposited with the Company;

(ii) the certificate to be issued to such effect by the department of shares of the Company, evidencing that there is no proof in the corporate records that the shares are subject to any liens, and thus it is possible to register the same in favor of the Share Receiving Agent;

(iii) a copy authenticated by a Notary Public, on both sides, of the individual-stockholder’s identity card, his/her representative, if appropriate, or that of the representative of the shareholder if a company, the original of which shall be shown upon subscription of the acceptance. The fact that it is a true copy of the original shall be authenticated by a Notary Public or verified by the relevant securities broker;

(iv) the original or an authenticated copy of the power of attorney in force which shall contain sufficient powers to act as representative, granted or authenticated before a Notary Public; and

(v) an authenticated copy of the legal background of the stockholder if a company. Furthermore, the accepting stockholder shall have the customer’s card and the custodian agreement executed with the securities broker duly signed along with a good standing certificate in force.

Should a transfer of Shares be objected to for any legal reason by the department of shares of the Company and should such objection not be cured within the effective term of the Offer, the relevant acceptance shall be automatically cancelled, and deemed to all effects as never made, and the Share Receiving Agent or the appropriate securities broker shall return to the holder the stock certificate and background furnished, without the stockholder being entitled to any compensation, payment or reimbursement, nor shall it imply any obligation or responsibility for Bidder, its attorneys-in-fact, agents, advisors or representatives.

Form of Acceptance. Each U.S. Holder of Shares by whom or on whose behalf a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Bidder (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) to the following effect:

(a) that the execution of a Form of Acceptance shall constitute: (i) an acceptance of the Offer in respect of the number of Shares identified in the Form of Acceptance; and (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable Bidder to obtain the full benefit of ownership and/or perfect any of the authorities expressed to be given hereunder, on and subject to the terms set out or referred to in this U.S. Supplement and Prospectus and the Form of Acceptance and that each such acceptance shall be irrevocable; and

(b) that the Shares in respect to which the Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends, other distributions and interest payments hereafter declared, made or paid.

U.S. Forwarding Agent. Computershare has agreed to act as the Forwarding Agent and as such will accept tenders of Shares in the U.S. on behalf of the Share Receiving Agent and will transfer the documents so received to the Share Receiving Agent promptly upon receipt at the risk of the tendering holder.

If U.S. Holders of Shares utilize the services of the Forwarding Agent they should deliver their tendered Shares to the Forwarding Agent no later than five days prior to the expiration date to allow the tendered Shares to be forwarded to the Share Receiving Agent prior to the expiration date.

Partial Tenders. If fewer than all of the Shares delivered to the Share Receiving Agent are to be tendered, the holder thereof should so indicate in the Form of Acceptance by filling in the number of Shares which are to be tendered in the box entitled “Number of Shares Tendered.”

All Shares delivered to either the Forwarding Agent or the Share Receiving Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 1 of the Form of Acceptance.

No Guaranteed Delivery of Shares. There is no guaranteed delivery procedure for the tendering of Shares into the Offer.

The method of delivery of Shares and all other required documents is at the option and risk of the tendering U.S. Holders of Shares and the delivery will be deemed made only when actually received by the Share Receiving Agent. Sufficient time should be allowed to ensure a timely delivery to the Share Receiving Agent.

Acceptance of Offer and Representations by Holder. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the Offer, as well as the tendering holder’s representation and warranty that (a) such holder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such Shares complies with Rule 14e-4, (c) such holder is a U.S. Holder, and (d) such holder has the full power and authority to tender and assign the Shares tendered, as specified in the Form of Acceptance. Bidder’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and Bidder pursuant to the terms of the Offer.

Matters Concerning Validity, Eligibility and Acceptance. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Bidder, in its sole discretion, which determination shall be final and binding. Bidder reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Bidder’s counsel, be unlawful. Bidder also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Bidder or the Forwarding Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Appointment as Attorney-in-Fact and Proxy. By executing the Form of Acceptance as set forth above, the tendering holder of Shares irrevocably appoints the designee of Bidder as attorney-in-fact and proxy of such holder, with full power of substitution, to vote the Shares as in such manner as each such attorney-in-fact and proxy (or any substitute thereof) will deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such holder’s rights with respect to the Shares (and any and all securities or rights issued or issuable in respect of such Shares on or after February 23, 2009 (collectively, the “Share Distributions”)) tendered by such holder and accepted for payment by Bidder prior to the time of such vote or action. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares and will be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such Shares in accordance with the terms of the Offer. Such acceptance for payment by Bidder will revoke, without further action, any other proxy or power of attorney granted by such holder at any time with respect to such Shares and all Share Distributions and no subsequent proxies or powers of attorney may be given or written consent executed (or, if given or executed, will not be deemed effective) with respect thereto by such holder.

Backup U.S. Federal Income Tax Withholding. Under U.S. federal income tax law, the Share Receiving Agent may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a holder of Shares that is a U.S. Security Holder (as defined below under the caption “U.S. Federal Income Tax Consequences”) must provide the Share Receiving Agent with the holder’s correct taxpayer identification number (“TIN”) and certify under penalty of perjury that the TIN is correct and that the holder is not subject to backup withholding by completing the Substitute Form W-9 in the Form of Acceptance. If a U.S. Security Holder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the holder, and any payment made to the holder pursuant to the Offer may be subject to backup withholding. All U.S. Security Holders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Form of Acceptance to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Share Receiving Agent).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a U.S. Security Holder may be refunded or credited against the U.S. Security Holder’s federal income tax liability, if any, provided that the required information is properly furnished to the U.S. Internal Revenue Service.

Procedures for Accepting the Offer — Holders of ADSs.

To tender ADSs pursuant to the Offer:

(a) (i) a properly completed and duly executed ADS Letter of Transmittal (or copy thereof, provided the signature is original) and all other documents required by the ADS Letter of Transmittal must be received by the ADS Receiving Agent at one of its addresses set forth on the back cover of this U.S. Supplement and (ii) ADRs for the ADSs to be tendered must be received by the ADS Receiving Agent at one of such addresses by the expiration date; or

(b) a holder’s ADSs must be delivered pursuant to the procedures for book-entry transfer described below (and a properly completed and duly executed ADS Letter of Transmittal (or copy thereof, provided the signature is original), unless an Agent’s Message (as defined below) confirming such delivery is received by the ADS Receiving Agent) by the expiration date.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility (as defined below) to and received by the ADS Receiving Agent and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that Bidder may enforce such agreement against such participant.

Book-Entry Delivery. The ADS Receiving Agent will establish an account with respect to the ADSs at The Depository Trust Company (“Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the ADS Receiving Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of ADSs may be effected through book-entry transfer, a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message and any other required documents must, in any case, be received by the ADS Receiving Agent at one of its addresses set forth on the back cover of this U.S. Supplement prior to the expiration date. Delivery of the ADS Letter of Transmittal and any other required documents or instructions to the Book-Entry Transfer Facility does not constitute delivery to the ADS Receiving Agent. If tender is made by Book-Entry Transfer Facility, the ADS Letter of Transmittal must be delivered by means of Agent’s Message.

Partial Tenders. If fewer than all of the ADSs evidenced by ADRs delivered to the ADS Receiving Agent are to be tendered, the holder thereof should so indicate in the ADS Letter of Transmittal by filling in the number of ADSs which are to be tendered in the box entitled “Number of ADSs Tendered” in the ADS Letter of Transmittal. In such case, a new ADR for the untendered ADSs represented by the old ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are accepted for payment.

All ADSs delivered to the ADS Receiving Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 4 of the ADS Letter of Transmittal.

No Guaranteed Delivery of ADSs. There is no guaranteed delivery procedure for the tendering of ADSs into the Offer.

Signature Guarantees. Except as otherwise provided in the next sentence, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each, an “Eligible Institution”). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered holder(s) of the ADSs tendered therewith and such holder(s) have not completed the box entitled “Special Issuance Instructions” on the ADS Letter of Transmittal or (b) if such ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the ADS Letter of Transmittal.

Other Requirements. Notwithstanding any other provisions hereof, payment for ADSs accepted for payment pursuant to the Offer will, in all cases, be made only after receipt by the ADS Receiving Agent of ADRs evidencing such ADSs or book-entry transfer of such ADSs, a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof, provided the signature is original) or an Agent’s Message, together with any required signature guarantees and any other documents required by the ADS Letter of Transmittal. Under no circumstances will interest be paid on the price to be paid by Bidder, regardless of any extension of the Offer or any delay in making such payment.

The method of delivery of ADSs and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering holders of ADSs and the delivery will be deemed made only when actually received by the ADS Receiving Agent (including, in the case of book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure a timely delivery. Registered mail with return receipt requested, properly insured, is recommended for ADSs sent by mail.

Acceptance of Offer and Representations by Holder. The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the Offer, as well as the tendering holder’s representation and warranty that (a) such holder owns the ADSs being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such ADSs complies with Rule 14e-4, and (c) such holder has the full power and authority to tender and assign the ADSs tendered, as specified in the ADS Letter of Transmittal. Bidder’s acceptance for payment of ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering holder of ADSs and Bidder containing the terms of the Offer.

Matters Concerning Validity, Eligibility and Acceptance. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by Bidder, in its sole discretion, which determination shall be final and binding on all parties. Bidder reserves the absolute right to reject any or all tenders of ADSs determined by it not to be in proper form or if the acceptance for payment of, or payment for, such ADSs may, in the opinion of Bidder’s counsel, be unlawful. Bidder also reserves the absolute right to waive any defect or irregularity in any tender of ADSs, whether or not similar defects or irregularities are waived in the case of other holders. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Bidder, the ADS Receiving Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Bidder’s interpretation of the terms and conditions of the Offer (including the ADS Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

Appointment as Attorney-in-Fact and Proxy. By executing the ADS Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering holder of ADSs irrevocably appoints designee of Bidder set forth therein as attorney-in-fact and proxy of such holder, with full power of substitution, to vote the ADSs as in such manner as each such attorney-in-fact and proxy (or any substitute thereof) will deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such holder’s rights with respect to the ADSs (and any and all securities or rights issued or issuable in respect of such ADS on or after February 23, 2009 (collectively, the “ADS Distributions”)) tendered by such holder and accepted for payment by Bidder prior to the time of such vote or action. All such proxies and powers of attorney will be considered coupled with an interest in the tendered ADSs and will be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such ADSs and all ADS Distributions in accordance with the terms of the Offer. Such acceptance for payment by Bidder will revoke, without further action, any other proxy or power of attorney granted by such holder at any time with respect to such ADSs and all ADS Distributions and no subsequent proxies or powers of attorney may be given or written consent executed (or, if given or executed, will not be deemed effective) with respect thereto by such holder.

Backup U.S. Federal Income Tax Withholding. Under U.S. federal income tax law, the ADS Receiving Agent may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a holder of ADSs that is a U.S. Security Holder (as defined below under the caption “U.S. Federal Income Tax Consequences”) must provide the ADS Receiving Agent with the holder’s correct taxpayer identification number (“TIN”) and certify under penalty of perjury that the TIN is correct and that the holder is not subject to backup withholding by completing the Substitute Form W-9 in the ADS Letter of Transmittal. If a U.S. Security Holder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the holder, and any payment made to the holder pursuant to the Offer may be subject to backup withholding. All U.S. Security Holders surrendering Shares or ADSs pursuant to the Offer should complete and sign the Substitute Form W-9 included in the ADS Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the ADS Receiving Agent).

Certain holders (including, among others, all corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding. Non-U.S. Security Holders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the ADS Receiving Agent) in order to avoid backup withholding. These holders should consult a tax advisor to determine which Form W-8 is appropriate. See the ADS Letter of Transmittal for more information.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a U.S. Security Holder may be refunded or credited against the U.S. Security Holder’s U.S. federal income tax liability, if any, provided that the required information is properly and timely furnished to the U.S. Internal Revenue Service.

Bidder’s acceptance for payment of the ADSs tendered pursuant to the Offer will constitute a binding agreement between each tendering holder of ADSs and Bidder upon the terms and subject to the conditions of the Offer. If you are in any doubt about the procedures for tendering your ADSs into the Offer, please telephone the Information Agent at its telephone number.

If you are in any doubt about the procedures for tendering ADSs, please telephone the Information Agent at its telephone number set forth on the back cover of this U.S. Supplement.

Withdrawal Rights. Tenders of Shares and ADSs made pursuant to the Offer may be withdrawn at any time prior to the expiration date. Furthermore, should Bidder not publish the Notice of Outcome on the third day following the expiration of the Offer, holders may withdraw their acceptances from such third date until the publication date of such notice.

If Bidder extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares and ADSs, or is unable to accept for payment or pay for Shares and ADSs pursuant to the Offer for any reason, then, without prejudice to Bidder’s rights under the Offer but subject to Bidder’s obligations under the Exchange Act, the Share Receiving Agent or the ADS Receiving Agent may, on behalf of Bidder retain all Shares and ADSs tendered, and such Shares and ADSs may not be withdrawn except as otherwise provided in this section. Any such delay will be an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Share Receiving Agent or the ADS Receiving Agent, as applicable, at one of their respective addresses set forth on the back cover of this U.S. Supplement. Any such notice of withdrawal must specify the name of the person who tendered the Shares or ADSs to be withdrawn and the number of Shares or ADSs to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares or ADSs. If the Shares or ADSs to be withdrawn have been delivered to the Share Receiving Agent or the ADS Receiving Agent, as applicable, a signed notice of withdrawal (with such signature guaranteed by an Eligible Institution in the case of ADSs except for ADSs tendered by an Eligible Institution) must be submitted prior to the release of such Shares or ADSs. Such notice must also specify, in the case of Shares or ADSs tendered by delivery of certificates, the serial numbers shown on the particular títulos (certificates of title) or ADRs evidencing the Shares or ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account to be credited with the withdrawn ADSs. In addition, ADSs tendered by the book-entry transfer may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility and must comply with the Book-Entry Transfer Facility’s procedures. Withdrawals may not be rescinded, and ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn ADSs may be retendered by again following one of the procedures described above as applicable, at any time prior to the expiration date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Bidder, in its sole discretion, which determination shall be final and binding. None of the Bidder, the Share Receiving Agent, the ADS Receiving Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Certain Material Tax Considerations. The following describes certain material U.S. federal and Chilean income tax consequences of certain sales of Shares and/or ADSs pursuant to the Offer.

U.S. Federal Income Tax Consequences. The following describes the material U.S. federal income tax consequences to U.S. Security Holders, as defined below, of the tender of their Shares, or to U.S. Security Holders and Non-U.S. Security Holders, as defined below, of the tender of their ADSs, pursuant to the U.S. Offer. This discussion is based on the tax laws of the United States currently in effect, including the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address U.S. state, local or non-U.S. tax consequences. The discussion applies only to U.S. Security Holders of Shares or U.S. Security Holders and Non-U.S. Security Holders of ADSs, that, in each case, hold the Shares or ADSs as capital assets for U.S. federal income tax purposes and it does not address special classes of holders, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities or foreign currencies;

•	persons holding Shares or ADSs as part of a hedge, straddle or conversion transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations; or

•	persons holding Shares or ADSs that own or are deemed to own 10% or more of any class of the Company’s stock.

These special classes of holders are urged to consult their U.S. tax advisors as to any special U.S. provisions that may be applicable to them.

For purposes of this discussion, a “U.S. Security Holder” is a beneficial owner of Shares or ADSs that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (A) is subject to the primary supervision of a United States court and the control of one or more United States persons or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. Security Holder” is a holder other than partnership or an entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Security Holder, including, but not limited to, persons (other than U.S. Security Holders) who are residents of Chile or who carry on a trade, profession or vocation in Chile through a branch, agency or permanent establishment.

General. In general, a U.S. Security Holder that receives cash for the Shares or ADSs will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Shares or ADSs (generally the amount of cash received by such U.S. Security Holder) and such U.S. Security Holder’s adjusted tax basis in such Shares or ADSs. Subject to the discussion below, any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss (currently subject to a maximum 15% U.S. federal income tax rate for certain non-corporate taxpayers) if the U.S. Security Holder has held the Shares or ADSs for more than one year. The deductibility of capital losses is subject to limitations.

A Non-U.S. Security Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of ADSs unless: (i) the gain is effectively connected with such Non-U.S. Security Holder’s conduct of a trade or business within the United States (and, under certain treaties, is attributable to a U.S. permanent establishment); or (ii) such Non-U.S. Security Holder is an individual, present in the United States for 183 days or more in the taxable year of disposition and meets certain other conditions.

PFIC. In its annual report on Form 20-F for the year ended December 31, 2007, filed by the Company with the Commission on July 15, 2008 (the “2007 Form 20-F”), the Company states that it believes that, based on its current operations and assets, it should not be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for its 2007 taxable year. The Company further states that it expects to operate in such a manner so as not to become a PFIC, but it notes that (i) the determination of whether the Company is a PFIC is made annually, based on, among other things, a valuation of the Company’s assets which may change from time to time, and (ii) it is possible that the Company may become a PFIC in the current or any future taxable year due to changes in its asset or income composition or changes in governing law. If the Company were considered a PFIC for any taxable year during which a U.S. Security Holder held Shares or ADSs, certain adverse tax consequences could apply to such U.S. Security Holder pursuant to a sale of such shares or ADSs in the U.S. Offer, including the imposition of interest charges and tax at higher rates than would otherwise apply. Certain elections may be available (including a mark-to-market election) to U.S. Security Holders that may mitigate the tax adverse consequences resulting from PFIC status. U.S. Security Holders should consult the 2007 Form 20-F under the subsection “United States Tax Considerations — Passive Foreign Investment Companies” for further discussion of the possibility and possible consequences of PFIC status.

U.S. Federal Income Tax Withholding. A holder of Shares and/or ADSs (other than an “exempt recipient,” including a corporation, a Non-U.S. Security Holder that provides appropriate certification (if the payor does not have actual knowledge that such certificate is false) and certain other persons) that receives cash in exchange for Shares and/or ADSs may be subject to U.S. federal backup withholding tax (currently at a rate equal to 28%) unless such holder provides its taxpayer identification number and certifies that such holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Share Receiving Agent or the ADS Receiving Agent, as applicable. Accordingly, each U.S. Security Holder should complete, sign and submit the Substitute Form W-9 included as part of the Form of Acceptance and ADSs Letter of Transmittal in order to avoid the imposition of such backup withholding tax. Non-U.S. Security Holders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Share Receiving Agent or the ADS Receiving Agent, as applicable) and submit such form to the Share Receiving Agent or the ADS Receiving Agent, as applicable, in order to avoid backup withholding.

Chilean Tax Consequences for U.S. Holders. Any gain recognized by an individual who is not domiciled or resident in Chile or any legal entity that is not organized under the laws of the Republic of Chile and does not have a permanent establishment in Chile (a “Non-Chilean Holder”) upon the sale of the ADSs pursuant to the Offer will not be subject to Chilean taxation. Any gain recognized by any person other than a Non-Chilean Holder (a “Chilean Holder”) upon the sale of the ADSs pursuant to the Offer will be subject to Chilean income taxes by adding such gain to the taxable income of such Chilean Holder and applying to such income the tax rate which would otherwise be applicable on such Chilean Holder’s income under Chilean law.

Gains recognized by a Non-Chilean Holder upon the sale of Shares pursuant to the Offer will currently be subject to the following taxes: (a) a 17% fixed tax rate, provided that (1) such Shares have been held for at least one year, (2) the Non-Chilean Holder is not considered to be customarily engaged in the buying and selling of shares, and (3) such transfer is not made to a person related to such person; or (b) in case any of the three requirements set forth in (a) is not met, such gains will be added to the net taxable earnings of such person and, as such, are subject to a 17% first category tax, plus the additional tax at a rate of 35%, minus a credit for the 17% first category tax already paid on these capital gains. Withholdings on such capital gains are applicable under Chilean law based on different rates depending on the final payable tax rate described above.

Notwithstanding the foregoing, gains recognized by a Non-Chilean Holder upon the sale of Shares will not be subject to Chilean taxes if (a) such Shares have a “high presence” in the Chilean Exchanges (as described below), (b) such Shares originally were acquired in (1) a local stock exchange, (2) a tender offer for Shares, (3) an initial public offering of Shares during the formation of the Company or capital increase of the Company or (4) conversion of convertible bonds, and (c) the subsequent sale is made in (1) a local stock exchange, (2) other authorized stock exchanges, or (3) a tender offer for Shares.

Shares are considered to have a “high presence” in the Chilean Exchanges when they have been traded for a certain number of days at a volume exceeding a specific amount. As of the date of this U.S. Supplement, the Shares are considered to have a high presence in the Chilean Exchanges. However, as a result of the Shares tendered in the initial tender offer and in this Offer, it is likely that the Shares will cease to have a “high presence” in the future, and therefore gains recognized by a Non-Chilean Holder upon any sale of Shares after such time will be subject to Chilean taxes.

No Chilean stamp, issue, registration or similar taxes or duties will apply to the sale of Shares or ADSs pursuant to the Offer.

Because individual circumstances may differ, you should consult your tax advisor regarding the applicability of the rules discussed above to you and the particular tax effects to you of the Offer.

The Forwarding Agent for the Offer to U.S. Holders of Shares and

The ADS Receiving Agent in the Offer to holders of American Depository Shares:

Computershare Trust Company, N.A.

By Mail:	By Overnight Courier:
Computershare	Computershare
C/O Voluntary Corporate Actions	C/O Voluntary Corporate Actions
P.O. Box 43011	Suite V
Providence RI 02940-3011	250 Royall Street
Canton MA 02021

The Share Receiving Agent in the Offer to

U.S. Holders of Shares:

IM Trust S.A. Corredores de Bolsa

By Mail/Overnight Courier:

IM Trust

avenida Apoquindo 3721

piso 9

Las Condes, Santiago, Chile

The Information Agent in the Offer to

U.S. Holders of Shares and American Depositary Shares:

Georgeson Inc.

199 Water St. 26th Floor

New York, NY USA 10038-3650

info@georgeson.com

Bankers and Brokers Call: 212 440 9800

All Others Call Toll Free: 888-350-3512

Financial Advisors and

Co-Dealer Managers for the

Offer to U.S. Holders of Shares and

American Depositary Shares: